Exhibit 3.12

CORNELL COMPANIES MANAGEMENT, LP
CERTIFICATE OF LIMITED PARTNERSHIP

        Cornell Companies Administration, LLC, a Delaware limited liability company, serving as the sole general partner of Cornell Companies Management, LP, a Delaware limited partnership, hereby certifies that:

  1.
  The name of the limited partnership is Cornell Companies Management, LP.

  2.
  The address of the Partnership's registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the registered agent for service of process in the State of Delaware at this address is The Corporation Trust Company.

  3.
  The name and mailing address of the sole general partner is as follows:

      Cornell Companies Administration, LLC
      1700 West Loop South
      Suite 1500
      Houston, TX 77027

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on the 29th day of March, 2002.

Cornell Companies Management, LP, a Delaware limited partnership
By:	Cornell Companies Administration, LLC, a Delaware limited liability company
	By:	/s/ KEVIN KELLY
	Name:	Kevin Kelly
	Title:	Manager